Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report for Centinel Spine, LLC., dated May 7, 2026, in the Registration Statement on Form S-1 of Centinel Spine Holdco, Inc. dated October 7, 2026.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 7, 2026